Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

Contact:

Aimee Punessen

Chief Marketing Officer

SVP, Public & Investor Relations

(615) 236-8329

aimee.punessen@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK ANNOUNCES ADDITIONS TO MANAGEMENT TEAM

Franklin, Tenn. – June 21, 2016 – Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the “Company”) of Franklin Synergy Bank (the “Bank”), today announced the appointments of Sarah Meyerrose as Executive Vice President and Chief Financial Officer and Terry R. Howell as Senior Vice President, effective June 21, 2016.

Sally Kimble, who has served as EVP, CFO and Chief Administrative Officer since joining the Company in 2012, continues her role as EVP and CAO. Both Meyerrose and Kimble will report to Richard Herrington, the Company’s President and Chief Executive Officer.

Herrington commented, “We are very pleased to announce that Sarah Meyerrose is joining our team. With more than 35 years of banking experience, Sarah brings in-depth senior and executive management expertise to the Company. Most recently, she was the President, CEO for Civic Bank & Trust in Nashville. She also served First Horizon National Corporation for 26 years in a variety of senior and executive management roles, including CFO of the Retail and Commercial Bank.

“At a time of substantial continuing growth for the Company and the Bank, the addition of Sarah to our executive management group enables us to separate the positions of CFO and CAO, allowing Sally to focus fully on her ongoing CAO responsibilities. We appreciate Sally’s significant contributions as CFO over the past four years, which include her key role in our initial public offering and our acquisition of MidSouth Bank.”

Prior to joining the Company, Meyerrose was the President, CEO for Civic Bank & Trust, a $140 million community bank based in Nashville, Tennessee, which she joined in October 2014. From 2009 until joining Civic, Meyerrose was President of Sarah Meyerrose Strategic Solutions LLC, a consulting company in Nashville serving regional and community banks. Previously she was with First Horizon National Corporation, the parent of First Tennessee Bank, which she joined in 1982. Among her senior or executive management roles at First Horizon were five years as Senior Vice President, CFO for the Retail and Commercial Bank; five years as President of the Northeast Tennessee regional bank; and eight years as EVP, Chief Operating and Administrative Officer. Meyerrose received her BA, magna cum laude in Finance and Economics from Vanderbilt University and an Executive MBA from the Vanderbilt Owen Graduate School of Management.

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FSB Announces Additions to Management Team

June 21, 2016

Herrington added, “We also welcome Terry Howell to the Company as Senior Vice President. Terry brings a wealth of banking experience to the Company in a wide range of operations and finance positions in which he has served for nearly 35 years. We believe a key aspect of our Company’s long-term success has been our diligence in hiring experienced bankers with demonstrated strengths for each position, and we expect Terry will be an outstanding addition to our team.”

Howell joins the Company from Civic Bank & Trust, where he has served since October 2015. Previously, he was the EVP and Chief Operating Officer of Red River Bank, a $1.5 billion asset community bank in Alexandria, Louisiana. From 1982 to 2009, he served in a variety of senior operations, finance and sales positions at First Horizon National Corporation in Memphis, Tennessee. Howell received a BSBA degree from the University of Tennessee and an Executive MBA from the Fogelman College of Business and Economics, University of Memphis.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.3 billion at March 31, 2016, the Bank currently operates through 12 branches and one loan production office in the demographically attractive and growing Williamson and Rutherford Counties within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial 100 Index and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

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